EXHIBIT 23.5












                         CONSENT OF INDEPENDENT AUDITORS






We consent to the incorporation by reference in the Registration Statement of Power Interactive Media, Inc. on Form S-8 to be filed on or about October 4, 2001 of our report dated June 16, 2000 on the consolidated financial statements of Power Interactive Media, Inc., as at July 31, 1998 and 1999 and for the period from May 13, 1998 (date of inception) to July 31, 1998 and the year ended July 31, 1999 included in Amendment 3 to Form 8-K of Power Interactive Media, Inc. filed on October 31, 2000.

We consent to the incorporation by reference in the Registration Statement of Power Interactive Media, Inc. on Form S-8 to be filed on or about October 4, 2001 of our report dated September 29, 2000 on the consolidated financial statements of Power Interactive Media, Inc., as at July 31, 1999 and 2000 and for the period from May 13, 1998 (date of inception) to July 31, 1998 and the year ended July 31, 1999 and 2000 included in Form 10-K of Power Interactive Media, Inc. filed on November 14, 2000.

Our reports dated September 29, 2000 and June 16, 2000 contain an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



/s/ KPMG, LLP

Chartered Accountants

Toronto, Ontario
October 4, 2001